Exhibit 5.1

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

March 13, 2006

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Ladies and Gentlemen:

We have acted as counsel to Transmeridian Exploration Incorporated, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of (i) the resale from time to time, as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”), of (a) up to 17,263,500 warrants (the “Warrants”) to purchase shares of the common stock, par value $0.0006 per share, of the Company (“Common Stock”) and (b) up to 17,263,500 shares of Common Stock issuable upon exercise of the Warrants; and (ii) the issuance and sale, as set forth in the Registration Statement and the Prospectus, of the shares of Common Stock issuable upon exercise of the Warrants.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for the purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Warrants are binding obligations of the Company enforceable against the Company in accordance with their terms; and (ii) the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized by the Company and, when paid for, issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and such

Transmeridian Exploration Incorporated

March 13, 2006

effectiveness shall not have been terminated or rescinded and (ii) at the time of the issuance of the shares of Common Stock issuable upon exercise of the Warrants, (a) the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, (b) the Company has the necessary corporate power and due authorization to effect the issuance of such shares of Common Stock and (c) the charter documents of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof.

B.	We express no opinion as to any constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of any jurisdiction (“Laws”) other than (i) the federal Laws of the United States, (ii) the General Corporation Law of the State of Delaware and (iii) the Laws of the State of New York.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/S/ AKIN GUMP STRAUSS HAUER & FELD LLP